EXHIBIT 8(c)


                           FIRST AMERICAN FUNDS, INC.

               COMPENSATION AGREEMENT DATED AS OF OCTOBER 8, 1997
                         PURSUANT TO CUSTODIAN AGREEMENT

         WHEREAS, First American Funds, Inc., a Minnesota corporation (hereinafter called the "Fund"), and First Trust National Association, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (hereinafter called the "Custodian"), previously entered into that Custodian Agreement dated September 20, 1993 (the "Custodian Agreement"); and

         WHEREAS, Article 12 of the Custodian Agreement provides that the Custodian shall be paid compensation at such rates and at such times as may from time to time be agreed on in writing by the parties thereto; and

         WHEREAS, the Fund and the Custodian wish to make provision for the compensation to be paid by the Fund to the Custodian with respect to the respective series of the Fund.

         NOW, THEREFORE, the Fund and the Custodian agree as follows:

         1. The compensation payable to the Custodian pursuant to the Custodian Agreement with respect to Prime Obligations Fund, Treasury Obligations Fund, Government Obligations Fund, and Tax Free Obligations Fund shall be payable monthly at the annual rate, as a percentage of the respective series' average daily net assets, of 0.03%.

         2. This Compensation Agreement restates and supersedes all prior compensation agreements pursuant to Article 12 of the Custodian Agreement.

         IN WITNESS WHEREOF, the Fund and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.

                                       FIRST AMERICAN FUNDS, INC.


                                       By /s/ Kathryn Stanton
                                          ----------------------------------
                                       Its Vice President


                                       FIRST TRUST NATIONAL
                                          ASSOCIATION


                                       By /s/ Jeff Wilson
                                          ----------------------------------
                                       Its Vice President